SECOND AMENDMENT TO
CURTISS-WRIGHT ELECTRO-MECHANICAL DIVISION
SAVINGS PLAN

          WHEREAS, pursuant to Section XIV.2.b of the Curtiss-Wright Electro-Mechanical Division Savings Plan (“Savings Plan”), the Administrative Committee (the “Committee”) may amend the Savings Plan; and

          WHEREAS, the Committee desires to amend the Savings Plan to reduce the small lump sum cash-out threshold from $5,000 to $1,000.

          NOW, THEREFORE, IT IS RESOLVED that the Savings Plan is amended in the following respect, effective as of March 28, 2005:

1.	Sections VII.1 and Vll.4 are amended by deleting the reference to “$5,000” where it appears therein and inserting it its place the reference to “$1,000”.

           IN WITNESS WHEREOF, this amendment has been executed on this 23 day of June, 2005.

Administrative Committee

THIRD AMENDMENT TO
CURTISS-WRIGHT ELECTRO-MECHANICAL DIVISION
SAVINGS PLAN

          WHEREAS, pursuant to Section XIV.2.b of the Curtiss-Wright Electro-Mechanical Division Savings Plan (“Savings Plan”), the Administrative Committee (the “Committee”) may amend the Savings Plan; and

          WHEREAS, the Committee desires to amend the Savings Plan to reflect certain Plan design changes;

          NOW, THEREFORE, IT IS RESOLVED that the Savings Plan is amended in the following respects, effective as of March 1, 2006:

1.	Article II is amended by deleting Article II.4 therefrom and by renumbering Article II.5 as Article II.4.

2.	Article VII.1.b. is amended by revising the third through fifth sentences thereof to read as follows:

“Amounts that remain in the Plan must be withdrawn in one lump sum only on or prior to the April 1 following the calendar year in which the Terminated Participant attains age 70-1/2; no partial distributions shall be permitted. Participants will be entitled to receive an amount equivalent to the value of the vested Accounts on the first Valuation Date after the distribution has been approved by the Plan Administrator. If no direction is provided by the Participant prior to the April 1 following the calendar year following the Participant’s attainment of age 70-1/2, distribution of all vested Accpunts shall automatically be made in cash by said April 1.”

3.	Article VII.2.b(1) is amended by deleting the fifth and sixth sentences therefrom and replacing them with the following sentence:

“All payments under this option will be made in cash.”

4.	Article VII.2.b(2) is amended by deleting the last sentence therefrom.

5.	Article VII.4 is amended by revising the fourth paragraph thereof to read as follows:

“In the event of the death of a Participant, the following shall apply:

	a.	If the total value of Accounts is $5,000 or less, a total distribution shall be made in cash, automatically, to the designated Beneficiary.

	b.	It the total value of Accounts exceeds $5,000 and the designated Beneficiary is not the Surviving Spouse, a total distribution shall be made in cash, automatically, to the designated Beneficiary.

c.

If the total value of Accounts exceeds $5,000 and the designated Beneficiary is the Surviving Spouse of a Retired or Totally Disabled Participant, the Surviving Spouse may elect a total distribution or may elect to leave his Accounts in the Plan. If the Surviving Spouse elects to leave his Accounts in the Plan he shall be treated as a Retired Participant and the investment and payment options which are available to Retired Participants shall be available to the Surviving Spouse.

d.

If the total value of Accounts exceeds $5,000 and the designated Beneficiary is the Surviving Spouse of an active or Terminated Participant, the Surviving Spouse may elect a total distribution or may elect to leave his Accounts in the Plan. If the Surviving Spouse elects to leave his Accounts in the Plan he shall be treated as a Terminated Participant and the investment and payment options which are available to Terminated Participants shall be available to the Surviving Spouse.”

6.

Article VII is amended by deleting Article VII.5 and by renumbering Articles VII.6 through Article VII.16 as Articles VII.5 through Article VII.15, respectively. All internal references to those Sections shall be changed accordingly.

7.	Article VII.8, as renumbered, is amended by adding the following sentence at the end thereof:

“In the event a Participant fails to file an election form under Article VII.1 or 2 to commence payment of his Accounts, he shall be deemed to have elected to defer payment to the latest commencement date permitted under Article VII.1 or 2, as applicable.”

8.	Article VIII.1 is amended by deleting the second, third, fourth and fifth paragraphs thereof and by revising the first paragraph thereof to read as follows:

“A Participant shall be permitted to make a withdrawal for any reason from his Pension Rollover Account, his Rollover Account and/or his After-Tax Account.”

9.	Article VIII.2 is amended by adding the following sentence after the third paragraph thereof:

“A Retired Participant who has been rehired as an Employee and has Accounts remaining in the Plan shall be permitted to make a withdrawal from that portion of his Pre-Tax Account and his Catch-Up Contribution Account attributable to amounts in those Accounts as of his date of rehire.”

10.	Article VIII.2 is further amended by redesignating clause e. as clause g, deleting the “or” at the end of clause d. and by adding the following new clauses e. and f.:

“e.

payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code and without regard to Section 152(d)(i)(B) of the Code);

f.

expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income); or”

11.	Article VIII.3 is amended by deleting the words “and/or the After-Tax Account (matched portion)” where it appears therein.

12.	Article VIII.4 is amended by revising the second sentence thereof to read as follows:

“A Non-Vested Participant shall be permitted to make a withdrawal from the vested portion of his Employer Match Contribution Account upon the attainment of age 59-1/2.”

13.	Article VIII.5 is amended by revising the third paragraph thereof to read as follows:

“All non-hardship withdrawals will be derived from the available Accounts of each Participant based upon the following hierarchy:

	a.	After-Tax Account and Pension Rollover Account;
	b.	Rollover Account;
	c.	Vested portion of Employer Match Contribution Account;
	d.	Pre-Tax Account.”

14.	Article IX.1.c. is amended by revising the third sentence thereof to read as follows:

“All loans will be derived from the available Accounts of each Participant based upon the following hierarchy:

	(i)	Pre-Tax Account;
	(ii)	After-Tax Account and Pension Rollover Account;
	(iii)	Rollover Account;
	(iv)	Vested portion of Employer Match Contribution Account.”

15.	Article IX.1.e. is amended by revising the fourth sentence thereof to read as follows:

“During the repayment period, loan repayments shall be allocated to the Accounts of Participants on a pro rata basis.”

16.	Article IX.1.f. is amended to read as follows:

“For each Plan Year, the interest rate to be charged for the term of the loans initiated in the Plan Year shall be the prime interest rate from the Wall Street Journal as of the first business day of the Plan Year in which the loan is processed plus one percent 1%.”

          IN WITNESS WHEREOF, this amendment has been executed on this ____ day of _________, 2006.

Administrative Committee

By:

Date: